As filed with the Securities and Exchange Commission on April 10, 2007
Registration No. 333-00000

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RAYMOND JAMES FINANCIAL, INC.
(Exact Name of Registrant as Specified in Its Charter)

Florida                                                 59-1517485
(State or Other Jurisdiction                     (I.R.S. Employer Identification No.)
                                                 of Incorporation or Organization)

880 Carillon Parkway
St. Petersburg, Florida 33716
(Address of Principal Executive Offices, Zip Code)

2007 Raymond James Financial, Inc. Stock Bonus Plan
(Full Title of the Plan(s))

JEFFREY P. JULIEN
Senior Vice President - Finance
and Chief Financial Officer
880 Carillon Parkway
St. Petersburg, Florida 33716
(727) 573-3800
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Please Send Copies of Communications To:

Paul Matecki, Esq.
General Counsel
880 Carillon Parkway
St. Petersburg, Florida 33716
(727) 573-3800
CALCULATION OF REGISTRATION FEE
Title Of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount Of Registration Fee
Common Stock, $.01 par value	3,000,000	$29.88	$89,640,000.00	$2,751.95
(1)  The amount being registered includes an indeterminate number of shares of Common Stock which may be issuable as a result of stock splits, stock dividends and anti-dilution provisions and other terms, in accordance with Rule 416(c) under the Securities Act of 1933, as amended.
(2)  Estimated solely for the purpose of calculating the registration fee. Such estimate has been computed in accordance with Rule 457(h) based upon the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on April 4, 2007, namely $29.88.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The purpose of the registration statement is to register under the Securities Act of 1933, as amended, 3,000,000 shares of the Registrant's common stock, which shares are issuable pursuant to the Registrant's 2007 Raymond James Financial, Inc. Stock Bonus Plan (the "Plan"). As permitted by Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the selected participants in the plans covered by this Registration Statement as required by Rule 428(b). Such documents are not being filed with the Securities and Exchange Commission (the "Commission") as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424(b) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

By this reference, the following documents filed with the Commission by Raymond James Financial, Inc. (the "Company") are incorporated into and made a part of this Registration Statement:

1.	The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2006, as filed with the Commission on December 14, 2006.

2.	The Company's Definitive Proxy Statement for the Annual Meeting of Shareholders held on February 15, 2007, as filed with the Commission on January 16, 2007.

3.	The Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 2006, as filed with the Commission on February 9, 2007.

4.
The description of the Company's Common Stock is set forth on pages 8-9 of the Company's Prospectus dated June 1, 1994, which was a part of the Company's Registration Statement on Form S-8 (Registration Statement No. 33-54071).

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

            Not applicable. The Company's Common Stock is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

The validity of the Common Stock issuable by the Company under its 2007 Raymond James Financial, Inc. Stock Bonus Plan (the "Plan") will be passed upon for the Company by Paul Matecki, Senior Vice President and General Counsel of Raymond James Financial, Inc. As of March 28, 2007, Mr. Matecki holds directly and indirectly 32,374 shares of the Company’s Common Stock and options to purchase 12,750 additional shares. Of those options, only 4,050 are currently exercisable.

Item 6. Indemnification of Directors and Officers.

The Florida Business Corporation Act, as amended (the "FBCA"), provides that, in general, a business corporation may indemnify any person who is or was a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he or she is or was a director or officer of the corporation, against liability incurred in connection with such proceeding, including any appeal thereof, provided certain standards are met, including that such officer or director acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and provided further that, with respect to any criminal action or proceeding, the officer or director had no reasonable cause to believe his or her conduct was unlawful. In the case of proceedings by or in the right of the corporation, the FBCA provides that, in general, a corporation may indemnify any person who was or is a party to any such proceeding by reason of the fact that he or she is or was a director or officer of the corporation against expenses and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, provided that such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim as to which such person is adjudged liable unless a court of competent jurisdiction determines upon application that such person is fairly and reasonably entitled to indemnity. To the extent that any officers or directors are successful on the merits or otherwise in the defense of any of the proceedings described above, the FBCA provides that the corporation is required to indemnify such officers or directors against expenses actually and reasonably incurred in connection therewith. However, the FBCA further provides that, in general, indemnification or advancement of expenses shall not be made to or on behalf of any officer or director if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe it was unlawful; (ii) a transaction from which the director or officer derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the director has voted for or assented to a distribution made in violation of the FBCA or the corporation's articles of incorporation; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

The FBCA also permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted agains the person and incurred by him or her in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify the person against such liability under provisions of this section.

The Company's By-Laws include the following provisions:

"Section 12. The Company shall:

(a) Indemnify any person made a party to an action by or in the right of the Company to procure a judgment in its favor by reason of his being or having been a director or officer of the Company, or of any other corporation, firm, association or entity which he served as such at the request of the Company, against the reasonable expenses, including attorneys' fees, incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein, except in any case where such person is adjudged in a final adjudication to have been guilty of conduct as to which, as a matter of law, no such indemnification may be made;

(b) Indemnify any person made a party to an action, suit or proceeding, other than one by or in the right of the Company to procure a judgment in its favor, whether civil or criminal, brought to impose a liability or penalty on such person for an act alleged to have been committed by such person in his capacity of director or officer of the Company, or of any other corporation, firm, association or entity which he served as such at the request of the Company, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, incurred as a result of such action, suit or proceeding, or any appeal therein, unless the Board of Directors determines that such person did not act in good faith in the reasonable belief that such action was in the best interests of the Company. The termination of any such civil or criminal action, suit or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere shall not in itself disqualify such person from indemnification except in any case where such person is adjudged in a final adjudication to have been guilty of conduct as to which, as a matter of law, no such indemnification may be made;

(c) Advance the payment of expenses, including attorneys' fees, to any person entitled to indemnification hereunder during the pendency of any claim, action or proceeding, unless otherwise determined by the Board of Directors in any case.

The foregoing rights of reimbursement or indemnification shall not be exclusive of other rights to which any such person may otherwise be entitled and, in the event of his or her death, shall extend to his or her legal representatives.

(d) In any instance where more than one person is entitled to reimbursement of attorneys' fees pursuant to this Section 12, the Company shall select one attorney to serve as attorney for all such persons, unless, in the opinion of the attorney selected by the Company, a conflict of interest exists which would prevent representation by that attorney of one or more persons. Notwithstanding the foregoing provision, any person may at any time decide to be represented by an attorney of his choosing, at his own expense."

The Company has entered into indemnification agreements with its independent directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company undertakes, unless in the opinion of its counsel the matter has been settled by controlling precedent, to submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and agrees to be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed.

Not applicable. There are no restricted securities being reoffered or resold pursuant to this Registration Statement.

Item 8. Exhibits.

Exhibit No. Description of Exhibits

See Exhibit Index attached hereto.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person against the registrant in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Petersburg, State of Florida, on this 10th day of April, 2007.

By: /S/ THOMAS A JAMES    By: /S/ JEFFREY P. JULIEN
Thomas A. James     Jeffrey P. Julien
Chairman and Chief Executive Officer  Senior Vice President - Finance
and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ THOMAS A. JAMES	Chairman and Chief Executive Officer	April 10, 2007
Thomas A. James

/S/ JEFFREY P. JULIEN	Senior Vice President - Finance	April 10, 2007
Jeffrey P. Julien	Chief Financial Officer

/S/ JENNIFER C. ACKART	Controller	April 10, 2007
Jennifer C. Ackart	(Chief Accounting Officer)

*
Francis S. Godbold	Vice Chairman and Director	April 10, 2007

*
Chet B. Helck	President and	April 10, 2007
Chief Operating Officer
*
Angela M. Biever	Director	April 10, 2007

*
H. William Habermeyer, Jr.	Director	April 10, 2007

*
Paul W. Marshall	Director	April 10, 2007

*
Kenneth A. Shields	Director	April 10, 2007

*
Hardwick Simmons	Director	April 10, 2007

* By: /S/ Jeffrey P. Julien
Attorney in Fact

EXHIBIT INDEX

Exhibit No. Description of Exhibits

4.1[1]	Raymond James Financial. Inc. 2007 Stock Bonus Plan.(Filed as Appendix B to Proxy Statement for February 15, 2007 Annual Meeting of Shareholders and incorporated herein by reference)
5[1]	Opinion of Paul Matecki, Esq., General Counsel, regarding legality of the securities.
23.1[1]	Consent of KPMG LLP, independent registered public accounting firm.
24[1]	Power of Attorney.

1 Filed herewith.